CUSIP No. 761013101

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                      Research Partners International, Inc.
                                (Name of Issuer)

                         Common Stock, $.0001 par value
                         (Title of Class of Securities)

                                    761013101
                                 (CUSIP Number)


                                 October 1, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-l(b)

|X|  Rule 13d-1(c)

|_|  Rule 13d-l(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 761013101



                                  SCHEDULE 13G


1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ernst Muller-Mohl

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Switzerland

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,150,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,150,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,150,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.18%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON

     IN

________________________________________________________________________________


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CUSIP No. 761013101


Item 1.

     (a)  Name of Issuer

          Research Partners International, Inc.

     (b)  Address of Issuer's Principal Executive Offices

          One State Street Plaza, 24th Floor
          New York, New York 10004

Item 2.

     (a)  Name of Persons Filing

          Dr. Ernst Muller-Mohl

     (b)  Address of Principal Business Office or, if none, Residence

          Ramistr. 18
          Zurich 8001
          Switzerland

     (c)  Citizenship

          Switzerland

     (d)  Title of Class of Securities

          Common Stock, par value $.0001 per share

     (e)  CUSIP Number

          761013101


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CUSIP No. 761013101


Item 3.  If  this   statement  is  filed   pursuant  to   ss.  240.13d-l(b)  or
         ss. 240.13d-2(b) or (c), check whether the person filing is a:

     (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

     (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  |_| An investment adviser in accordance with ss.
              240.13d-l(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with ss. 240.13d-l(b)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  |_| Group, in accordance with ss. 240.13d-l(b)(1)(ii)(J).

     If this statement is filed pursuant to ss. 240.13d-l(c), check this box.|X|

Item 4. Ownership (at October 1, 1998)

     (a)  Amount Beneficially Owned (See note to Item 4(a).)

          1,150,000

     (b)  Percent of Class

          14.16%


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CUSIP No. 761013101


     (c)  Number of shares as to which such person has:

          i)   sole power to vote or to direct the vote

               1,150,000

          ii)  shared power to vote or to direct the vote

               0

          iii) sole power to dispose or to direct the disposition of

               1,150,000

          iv)  shared power to dispose or to direct the disposition of

               0

Item 5. Ownership of Five Percent or Less of a Class

          Not applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable.

Item 8. Identification and Classification of Members of the Group

          Not applicable.


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CUSIP No. 761013101


Item 9. Notice of Dissolution of Group

          Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                       10/6/98
                                                        Date



                                                 /s/ Ernst Muller-Mohl
                                                 ---------------------
                                                 Dr. Ernst Muller-Mohl


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